UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 25, 2007

CHADMOORE WIRELESS GROUP, INC.
(Exact name of registrant as specified in its charter)

Colorado	0-20999	84-1058165
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
Incorporation or organization)		Identification No.)

PMB# 101 2211 North Rampart Boulevard, Las Vegas, NV 89128-7640
(Address of principal executive offices) (Zip Code)

(702) 740-5633
(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 26, 2007, Gil Labrucherie resigned as Interim President of Chadmoore. Mr. Labrucherie remains Chairman of the Board of Directors and Interim Secretary.

On March 25, 2007, Richard Brenner was appointed to the Board of Directors of Chadmoore. On March 26, 2007, Mr. Brenner was elected as Interim President and Chief Liquidating Officer of Chadmoore by the Board of Directors of Chadmoore. In this role, Mr. Brenner is expected to carry out the actions required by the President of Chadmoore as directed and approved by the Board of Directors of Chadmoore and any other administrative matters required in furtherance of the final dissolution of Chadmoore. Mr. Brenner has been Chief Executive Officer of The Brenner Group (“TBG”), a provider of interim executive management and financial advisory services, since 1987.

Chadmoore will pay TBG $400 per hour for Mr. Brenner’s services. Chadmoore has previously paid TBG a retainer of $10,000. Chadmoore is not obligated to pay for a minimum hour commitment.

Item 7.01. Regulation FD Disclosure.

Nextel Escrow and State Taxes

On January 28, 2002, holders of Chadmoore common stock approved the sale of substantially all of the assets of Chadmoore (the “Asset Sale”) to Nextel Communications, Inc. ("Nextel"), the dissolution of Chadmoore and a plan of liquidation. Pursuant to this transaction, a portion of the proceeds from the Asset Sale was placed into escrow for the benefit of Nextel to offset any potential liabilities that Nextel might suffer from any unknown or unanticipated state taxes that Chadmoore had failed to pay.

Under the escrow agreement between Chadmoore and Nextel, the total escrow amount was divided between various states, with each state allocation to be disbursed to Chadmoore upon the satisfaction of requirements imposed by Nextel. As of June 30, 2006, there was approximately $630,000 still held in escrow for the benefit of Nextel. Since that time Chadmoore has fulfilled Nextel’s requirements for all remaining states and the escrow agent has transferred all remaining funds in the escrow, plus applicable interest and net of the escrow agent’s fees, to Chadmoore pursuant to the following disbursements: approximately $138,000 in September 2006, approximately $36,000 in December 2006 and approximately $467,000 on March 16, 2007.

To fulfill all of Nextel’s requirements for the last disbursement of escrow funds, Chadmoore agreed to address potential tax liabilities in some states by entering into voluntary compliance agreements with those states. Under these agreements, Chadmoore will generally pay all applicable taxes owed for past tax periods, plus interest. Chadmoore is currently in the process of entering voluntary compliance agreements with the relevant states. While the total amount of tax, interest and other payments owed by Chadmoore under these agreements is still unknown and will depend on a number of variable factors, Chadmoore currently estimates that the total amount payable by Chadmoore will be approximately $150,000 to $250,000.

Cash Balance

As of March 27, 2007, Chadmoore’s cash balance, including all funds received from the Nextel escrow, was approximately $2,220,000. Chadmoore intends to deduct the stay put bonuses described below and the additional state taxes described above from this cash balance.

Chadmoore’s current monthly expenses are approximately $38,000 per month, including fixed expenses of approximately $5,000 and fees for professional services of approximately $33,000. In addition, Chadmoore expects to incur significant additional legal fees defending the following litigation matters: (1) IBF Liquidating Fund LLC (“IBF”) and (2) American Tower Corporation, both as previously reported in Chadmoore’s periodic reports filed with the Securities and Exchange Commission. Litigation is very expensive and the outcome uncertain. As a result,

Chadmoore cannot estimate the amount of expenses to be incurred or the amount of liability, if any, in connection with these matters.

Final Dissolution Schedule

Based on the uncertainty of the litigation matters described above, Chadmoore has no current estimate for the timing of its final dissolution nor the amount and timing of any future distributions to shareholders, if any.

Payment of Stay Put Bonuses

Pursuant to a retention program adopted by Chadmoore on October 19, 2003, Mr. Labrucherie and Gary Stanford earned bonuses of $75,000 each by serving as directors of Chadmoore through February 2007. However, because of the pending litigation proceedings with IBF and American Tower, Mr. Labrucherie and Mr. Stanford have requested that the bonuses be placed in escrow by Chadmoore pending conclusion of these litigation proceedings. Chadmoore intends to comply with this request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

March 29, 2007 Date	CHADMOORE WIRELESS GROUP, INC. a dissolved Colorado corporation - 2002 (Registrant) By: /s/ Gil Labrucherie Name: Gil Labrucherie Title: Interim Secretary

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